News From

Walgreen Co. Corporate Communications    ●    108 Wilmot Road    ●    Deerfield, Ill. 60015    ●    (847) 315-2500

Media Contact:	Michael Polzin, 847-315-2920
Investor Contacts:	Rick Hans, CFA, 847-315-2385
Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports Record Sales in Fiscal 2012 Second Quarter
and Earnings of $683 Million, or 78 Cents per Diluted Share

●	Second quarter sales increase 0.8 percent over year-ago quarter to $18.7 billion
●	Cash flow from operations exceeds $1 billion for the quarter
●	Company returns $570 million to shareholders in this year’s quarter through dividends and share repurchases compared with $462 million in year-ago quarter

DEERFIELD, Ill., March 27, 2012 – Walgreen Co. (NYSE, NASDAQ: WAG) today announced earnings and record sales results for the second quarter and first half of fiscal year 2012 ended Feb. 29.

Net earnings for the second quarter were $683 million, a 7.7 percent decrease from $739 million in the same quarter a year ago. Net earnings per diluted share for the quarter decreased 2.5 percent to 78 cents, compared with 80 cents per diluted share in the year-ago quarter. This year’s results benefited from one extra day versus last year because of leap year. Compared with the prior year’s quarter, the mild cough/cold and flu season impacted net earnings per diluted share by 3 cents, while the effect of no longer being part of the Express Scripts, Inc. pharmacy provider network as of Jan. 1, 2012, impacted results by 7 cents per diluted share.

Last year’s results include the impact of 1 cent per diluted share in integration costs associated with the company’s Duane Reade acquisition, which closed in April 2010, and 1 cent per diluted share in restructuring and restructuring-related costs associated with the company’s Rewiring for Growth initiative.

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“We continue making significant progress on our ‘Well at Walgreens’ strategy to become America’s first choice for health and daily living, as indicated by our record sales and strong front-end performance,” said Walgreens President and CEO Greg Wasson. “As we enter the upcoming pharmacy benefit manager selling season, which appears to be an unusually active one, we feel confident as more PBMs, health plans and others approach Walgreens about developing member services and benefits that can be offered to clients.”

Net earnings per diluted share for the first half of fiscal 2012 ended Feb. 29 were $1.41 per diluted share, a decrease of 0.8 percent from $1.42 per diluted share in the first half of fiscal 2011. This year’s results include the impact of 9 cents per diluted share from the effect of no longer being part of the Express Scripts network and the impact of 1 cent per diluted share in drugstore.com operations and integration costs. Last year’s results include the impact of 1 cent per diluted share in restructuring and restructuring-related costs associated with Rewiring for Growth and 1 cent per diluted share in Duane Reade integration costs. Net earnings for the first half of fiscal 2012 were $1.24 billion versus last year’s $1.32 billion, a 6.3 percent decrease.

FINANCIAL HIGHLIGHTS

Sales

Second quarter sales increased 0.8 percent from the prior-year quarter to $18.7 billion, while first half sales grew 2.7 percent to $36.8 billion. Front-end comparable store sales (those open at least a year) increased 2.1 percent in the second quarter, customer traffic in comparable stores increased 0.7 percent and basket size increased 1.4 percent, while total sales in comparable stores decreased 1.5 percent. All second-quarter comparable store sales and prescription figures include 29 days in February 2012.

“The front end of our stores continued to perform strongly and attract customers for their health and daily living needs,” said Wasson. “Our balanced promotional approach during the Christmas and holiday seasons led to profitable sales growth, and our convenience and neighborhood locations proved valuable during a mid-week holiday such as this year’s Valentine’s Day, which was strong. As we expected, the convenience and customer-focused selection of our front-end health and daily living products and services led to higher comparable store front-end sales in the quarter, despite reduced pharmacy volume.”

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Prescription sales, which accounted for 61.0 percent of sales in the quarter, decreased 1.7 percent, while prescription sales in comparable stores decreased 3.9 percent. The company filled 196 million prescriptions in the quarter, a decrease of 4.2 percent over last year’s second quarter. Prescriptions filled in comparable stores decreased 4.9 percent in the quarter.

With the mildest start to the flu season in 29 years, according to the Centers for Disease Control and Prevention, flu shots administered at pharmacies and clinics this flu season through Feb. 29 totaled 5.5 million compared with 6.2 million a year ago.

Gross Profit and SG&A

 Total gross profit dollars increased $65 million, or 1.2 percent, compared with the year-ago quarter, with gross profit margins increasing 0.1 percentage point versus the year-ago quarter to 28.9 as a percentage of sales. Front-end margins benefited from the convenience/fresh food, household and personal care categories. Pharmacy margins declined slightly due to lower market reimbursements, specialty pharmacy mix and a higher LIFO provision, partially offset by the positive impact of generic drug sales. The company expects an increase in gross profit growth from new generic drug introductions, including generic Lipitor, during the second half of the fiscal year compared with what was seen in the first half. The LIFO provision was $72 million this year versus $56 million last year.

Selling, general and administrative expense dollars increased $167 million, or 4.0 percent, compared with the year-ago quarter, including 0.8 percentage point for operating and integration costs for drugstore.com, acquired in June 2011. Store payroll and investments in strategic corporate projects also contributed to the increase.

Wasson said, “We invested in store-level staffing in the second quarter to help our pharmacy customers under Express Scripts plans sign up for our Prescription Savings Club (PSC), change to a different Medicare prescription drug plan that includes Walgreens in the network or find other ways to continue using our pharmacies. Those efforts resulted in a record 700,000 new PSC enrollments during our sign-up promotion in January. As we previously stated, much of our cost-reduction effort will be weighted toward the second half of this fiscal year. At the same time, we are investing in profitable growth of both our pharmacy and front-end business, as well as delivering on our commitment to return cash to our shareholders.”

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Other second quarter highlights

● During the second quarter, the company bought back $374 million in company stock as part of its share repurchase program. Combined with dividend payouts, the company returned $570 million to shareholders in the second quarter, a 23.4 percent increase over the year-ago quarter.

● Walgreens and BioScrip, Inc. (NASDAQ: BIOS), a national provider of pharmacy and home health services, announced on Feb. 2 that they had entered into a definitive agreement under which Walgreens would acquire certain assets of BioScrip's community specialty pharmacies and centralized specialty and mail service pharmacy businesses, and BioScrip would receive a total value of approximately $225 million. Up to an additional $60 million in purchase price may be payable based on events related directly or indirectly to Walgreens retention of certain business included in the transferred businesses. This acquisition, which is expected to close in May, fits Walgreens strategy to advance community pharmacy and bring additional specialty pharmacy products and services closer to patients. The acquisition will also help grow Walgreens centralized specialty and mail service pharmacy operations.

● For the second time in three years, Walgreens was selected by Fast Company magazine as one of the health care industry’s most innovative companies, as part of the magazine’s “Fast 50” issue celebrating the world’s most innovative companies.

● Walgreens joined in the launch of RxAlly, the first-of-its-kind pharmacy alliance of more than 20,000 pharmacies nationwide united to help patients achieve better health through personalized pharmacist care while reducing costs. The launch is the first step toward a performance-based network of pharmacies that will differentiate itself through improvements in health outcomes and other services. RxAlly was developed to provide a new solution to the critical issues of providing additional access to care and ensuring effective health care spending at a time when prescription medicine misuse is associated with an estimated $290 billion in annual costs.

● Walgreens acquired the prescription files and inventory from 100 chain and independent pharmacies in the quarter, including more than 30 Kmart pharmacies.

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● One year after launching a national awareness campaign focused on the benefits of 90-day prescription refills at retail pharmacies, Walgreens released new data supporting the success of the 90-day refill program. The data indicates that customers value getting 90-day refills at community pharmacies, which provides savings to payers who add it to their existing drug benefits and increases medication adherence. Highlights of the data underscoring the initiative’s success to date included an increase of more than 30 percent in 90-day retail prescription volume with more than 150 million 30-day adjusted prescriptions filled during calendar year 2011.

● AARP selected Walgreens for a three-year contract to deliver retail drugstore program benefits to AARP members. The relationship between Walgreens and AARP, which began in 2006, will provide AARP members with exclusive offers and rewards, and includes member and community outreach to promote health and wellness.

● Walgreens celebrated the grand re-opening of its Indianapolis market in January after converting the entire market to its pilot Well Experience format. The company also has converted its 85th Duane Reade store in New York City to the Well Experience format as it quickly transforms its stores in the country’s largest drugstore market to health and daily living destinations.

● Walgreens welcomed customers in January to its new two-story flagship store on Chicago’s historic State Street. The store features an extensive collection of innovative offerings, products and services unexpected from a drugstore.

“As our momentum increases with more of our new ‘Well Experience’ pilot stores, expanded health and daily living offerings and more health care solutions for employers, health plans and other payers, we are pleased with the response to these initiatives from customers, patients, communities, health care providers and stakeholders – and excited about the future,” Wasson said.

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At Feb. 29, Walgreens operated 8,290 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,841 drugstores nationwide, 151 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory services facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the second quarter results beginning at 8:30 a.m. Eastern time today, March 27. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, March 27 through April 3 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 9904199.

Statements in this release that are not historical, including, without limitation, statements regarding expected prescription volume, store growth, retained Express Scripts and/or Medco business, network participation, cost reduction initiatives and cough/cold and flu season, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "outlook," "would," "could," "should," "project," "intend," "plan," "continue," "believe," "seek," "estimate," "anticipate," “on track,” "may," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in vendor, payer and customer relationships and terms, changes in economic and market conditions, competition, risks associated with new business areas and activities, the availability and cost of real estate and construction, risks associated with acquisitions and joint ventures, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011

Net sales	$18,651	$18,502	$36,808	$35,846

Cost of sales (1)	13,262	13,178	26,315	25,577
Gross Profit	5,389	5,324	10,493	10,269
Selling, general and administrative expenses	4,284	4,117	8,488	8,121
Operating Income	1,105	1,207	2,005	2,148

Interest expense, net	17	18	34	38

Earnings Before Income Tax Provision	1,088	1,189	1,971	2,110
Income tax provision	405	450	734	791
Net Earnings	$683	$739	$1,237	$1,319
Net earnings per common share:
Basic	$.79	$.80	$1.41	$1.43
Diluted	$.78	$.80	$1.41	$1.42

Dividends declared	$.2250	$.1750	$.4500	$.3500

Average shares outstanding	869.3	919.1	874.5	925.3
Dilutive effect of stock options	5.4	8.9	5.5	6.1
Average Diluted Shares	874.7	928.0	880.0	931.4

	Percent of Sales		Percent of Sales

Net sales	100.0%	100.0%	100.0%	100.0%

Cost of Sales	71.1	71.2	71.5	71.4
Gross Margin	28.9	28.8	28.5	28.6
Selling, general and administrative expenses	23.0	22.3	23.1	22.6

Interest expense, net	0.1	0.1	0.1	0.1

Earnings Before Income Tax Provision	5.8	6.4	5.3	5.9
Income tax provision	2.2	2.4	2.0	2.2
Net Earnings	3.6%	4.0%	3.3%	3.7%

(1) Fiscal 2012 second quarter includes a LIFO provision of $72 million versus $56 million in the previous year. Fiscal 2012 six months includes a LIFO provision of $117 million versus $98 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	February 29,	February 28,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$1,084	$2,243
Accounts receivable, net	2,509	2,497
Inventories	7,347	7,607
Other current assets	270	190
Total Current Assets	11,210	12,537
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	11,705	11,148
Goodwill	2,078	1,898
Other non-current assets	1,629	1,295
Total Non-Current Assets	15,412	14,341
Total Assets	$26,622	$26,878

Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$12	$13
Trade accounts payable	4,203	4,890
Accrued expenses and other liabilities	2,773	2,492
Income taxes	266	149
Total Current Liabilities	7,254	7,544

Non-Current Liabilities:
Long-term debt	2,381	2,380
Deferred income taxes	295	423
Other non-current liabilities	1,876	1,850
Total Non-Current Liabilities	4,552	4,653
Shareholders' Equity	14,816	14,681
Total Liabilities and Shareholders' Equity	$26,622	$26,878

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Six Months Ended
	February 29,	February 28,
	2012	2011

Cash flows from operating activities:
Net earnings	$1,237	$1,319
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	560	529
Deferred income taxes	(7)	68
Stock compensation expense	53	46
Other	14	16
Changes in operating assets and liabilities -
Accounts receivable, net	36	(57)
Inventories	724	(211)
Other current assets	37	29
Trade accounts payable	(618)	305
Accrued expenses and other liabilities	(353)	(194)
Income taxes	67	80
Other non-current assets and liabilities	66	121
Net cash provided by operating activities	1,816	2,051

Cash flows from investing activities:
Additions to property and equipment	(723)	(469)
Proceeds from sale of assets	35	24
Business and intangible asset acquisitions, net of cash received	(204)	(141)
Payments related to sale of business	(45)	-
Other	(14)	(27)
Net cash used for investing activities	(951)	(613)

Cash flows from financing activities:
Stock purchases	(1,015)	(890)
Proceeds related to employee stock plans	85	123
Cash dividends paid	(398)	(328)
Other	(9)	20
Net cash used for financing activities	(1,337)	(1,075)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(472)	363
Cash and cash equivalents at beginning of year	1,556	1,880
Cash and cash equivalents at end of period	$1,084	$2,243

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